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                                                                   EXHIBIT 10.17


                              TERM PROMISSORY NOTE

$2,882,464.29                                                     Tempe, Arizona
                                                                January 13, 2003

      FOR VALUE RECEIVED, TFS-DI., a Arizona corporation having a mailing address at 1600 North Desert Drive, Tempe, Arizona 85281 ("MAKER"), promises to pay to the order of DATA INTERNATIONAL, LTD., a Taiwan corporation having an address at 5 Fl. No 25 Lane 169, Kang-Ning, Taipei Hsien, Taiwan, ROC ("PAYEE"), at the address of Payee set forth above or to such other person or entity or at such other place as the holder hereof may from time to time designate in writing, the principal sum of TWO MILLION EIGHT HUNDRED EIGHTY-TWO THOUSAND FOUR HUNDRED SIXTY-FOUR AND 29/100 DOLLARS ($2,882,464.29), in lawful money of the United States of America, together with interest on such portion thereof as from time to time remains unpaid, at the rate hereinafter provided.

      This Note is made and delivered pursuant to that certain Technology License Agreement, dated as of the date hereof, by and between Maker and Payee (the "LICENSE AGREEMENT"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the License Agreement. In the event of any conflict between the provisions of this Note and the provisions of the License Agreement, the provisions of the License Agreement shall govern. All notices required or permitted in connection with this Note shall be given in the manner provided in the License Agreement for the giving of notices.

      The original principal amount of this Note and any accrued interest (the "INDEBTEDNESS") shall be reduced, in the amounts and manner as provided below, upon written notice from Maker to Payee:

      (i) The Indebtedness shall be reduced on the first anniversary of the Effective Date In an amount equal to 25% of the "Shortfall" for the year 2003. For purposes of this Agreement, the "Shortfall" for 2003 shall be the amount by which $2 million exceeds the total gross margin dollars earned by the Licensee on all Products shipped by Licensee in 2003 (as determined in accordance with generally accepted accounting principles).

      (ii) The Indebtedness shall be reduced on the second anniversary of the Effective Date in an amount equal to 25% of the "Shortfall" for the year 2004. For purposes of this Agreement, the "Shortfall" for 2004 shall be the amount by which $2 million exceeds the total gross margin dollars earned by the Licensee on all Products shipped by Licensee in 2004 (as determined in accordance with generally accepted accounting principles). If no Shortfall occurred for 2004, and if a Shortfall occurred for 2003, then an additional amount shall be paid to Payee on the second anniversary of the Note equal to 25% of the "Excess" for the year 2004. For purposes of this Agreement, the "Excess" for 2004 shall be the amount by which the total gross margin dollars earned by the Licensee on all Products
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            shipped by Licensee in 2004 (as determined in accordance with generally accepted accounting principles) exceeds $2 million. However, in no event shall the Excess in 2004 be more than the Shortfall for 2003;

      (iii) The Indebtedness shall be reduced by the amount of any loss, expense or damages incurred by Maker arising out of Payee's breach of any of its representations, warranties or covenants made pursuant to the License Agreement; and

      (iv) The Indebtedness shall be reduced by a percentage equal to (a) the number of calendar months remaining after any termination of the License (beginning with the first calendar month after the date of such termination) until and including the month in which the Maturity Date (as defined below) occurs, divided by (b) twenty-four
            (24).

      (v) The Indebtedness shall be reduced by the amount of any loss, expense or damages incurred by Licensee arising out of Licensor's breach of any terms and conditions contained in the Supply Agreement.

      (vi) The Indebtedness shall be reduced, on a dollar for dollar basis, by the amount of any loss, expense or damages incurred by Licensee arising out of Purchase Order or Purchase Order backlog Loss.

      (vii) The Indebtedness shall be reduced, on a dollar for dollar basis, by the amount of any loss, expense or damages incurred by Licensee where the Customers do not qualify Licensee do business with them or do not place Licensee on the Customers approved vendor list ("AVL").

      (viii)The Indebtedness shall be reduced, on a dollar for dollar basis, by the amount of any loss, expense or damages incurred by Licensee on any Products returned by Customers after the date of the License Agreement.

      If not sooner paid, one-half of the outstanding principal, and interest, shall be due and payable on the first anniversary and the remaining outstanding principal, and interest, shall be due and payable on the second anniversary of the date hereof (the "MATURITY DATE"). Should the Maturity Date fall on a day other than a business day, the Maturity Date shall be extended to the next succeeding business day. As used herein, "business day" means any day except a Saturday, Sunday or legal holiday. Maker may prepay this Note in whole or in part, at any time or from time to time, without premium or penalty.

      From and after the date hereof and until the outstanding principal under this Note has been repaid in full, interest, compounded on a monthly basis, shall accrue on the amount of principal then outstanding at an annual rate equal to TWO PERCENT (2%) per annum.

      This Note shall be binding upon Maker and its successors and assigns, and shall inure to the benefit of Payee and its successors and assigns. This Note may not be sold, assigned, conveyed, pledged or otherwise transferred (whether directly, indirectly or by operation of law), without, in each instance, the express prior written approval of Maker.
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      This Note is made under, and shall be governed by and construed in accordance with, the laws of the United States and the internal laws of the State of Arizona, without reference to its principles of conflicts of law. Maker and Payee each consent to the personal jurisdiction and venue of the United States District Court for the State of Arizona and the state courts of Arizona located in Maricopa County in connection with any controversy related to this Note, and hereby waive any argument that venue in any such forum is not convenient and agree that any litigation initiated by either of them in connection with this Note may be venued, at Maker's option, either in the United States District Court for the State of Arizona or in the Superior Court of Maricopa County, Arizona. The Parties agree that either or both of them may file a copy of this provision with any court of competent jurisdiction as written evidence of the knowing, voluntary and bargained agreement between Maker and Payee irrevocably to waive any objections to venue or to convenience of forum.

      IN WITNESS WHEREOF, this Note is executed as of the date first written above.

                                    TFS-DI,
                                    a Arizona corporation

                                    By:     /s/ George Pisaruk
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                                    Name:   George Pisaruk
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                                    Its:    Secretary
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